As filed with the Securities and Exchange Commission on April 5, 2006
Registration No. 333- 119637

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933
KAYDON CORPORATION
(Exact name of Registrant as Specified in Its Charter)

Delaware	13-3186040
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
315 East Eisenhower Parkway
Ann Arbor, Michigan 48108
(Address of Principal Executive Offices) (Zip Code)

KAYDON CORPORATION EMPLOYEE STOCK OWNERSHIP AND THRIFT PLAN
ELECTRO-TEC CORPORATION EMPLOYEE RETIREMENT BENEFIT PLAN
(Full title of the plans)

John F. Brocci
Vice President Administration and Secretary
Kaydon Corporation
315 East Eisenhower Parkway
Ann Arbor, Michigan 48108
(Name and address of agent for service)
(734) 747-7025
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE*

		Proposed	Proposed
		maximum	maximum
	Amount to be	offering price	aggregate	Amount of
Title of securities to be registered	registered	per share	offering price	registration fee

*	The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on October 8, 2004 (File No. 333-119637).
     No Exhibits are filed with this Post-Effective Amendment.

EXPLANATORY NOTE
Introduction
Kaydon Corporation (“Kaydon”) registered an aggregate of 850,000 shares of its common stock under its Kaydon Corporation Employee Stock Ownership and Thrift Plan (the “Kaydon Plan”) and Electro-Tec Corporation Employee Retirement Benefit Plan (the “Electro-Tec Plan”) on Form S-8 (File No. 333-119637) filed with the Securities and Exchange Commission on October 8, 2004 (the “Registration Statement”). The registered shares consist of two categories as follows: (i) 750,000 shares issuable under the Kaydon Plan to the extent participants have elected to have contributions invested in common stock and to make matching and discretionary profit sharing contributions to the Kaydon Plan and (ii) 100,000 shares issuable under the Electro-Tec Plan to the extent participants have elected to have contributions invested in common stock and to make matching and discretionary profit sharing contributions to the Electro-Tec Plan. The Registration Statement also covered the Series A Preferred Stock Purchase Rights attached to each share of common stock and, pursuant to Rule 416(c) under the Securities Act of 1933, an indeterminate amount of interests to be offered or sold pursuant to the Kaydon Plan and the Electro-Tec Plan.
Deregistration of Certain Shares
On July 26, 2005, Kaydon sold the entire business of its wholly-owned subsidiary Electro-Tec Corp., which included the Electro-Tec Plan and all assets under such plan. As a result, the offering pursuant to the Registration Statement has been terminated with respect to the Electro-Tec Plan. This Post-Effective Amendment No. 1 is being filed to deregister any of the securities registered but unsold under the Electro-Tec Plan. The securities issuable under the Kaydon Plan are not being deregistered and remain subject to issuance under the Kaydon Plan.
Accordingly, Kaydon hereby withdraws from registration under the Registration Statement the securities that remain unsold under the Electro-Tec Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan, on March 31, 2006.

KAYDON CORPORATION
By:	/s/ John F. Brocci
John F. Brocci
Vice President Administration and Secretary

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John F. Brocci and Brian P. Campbell, jointly and severally, his attorney-in-fact, each with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities indicated on March 31, 2006.

Signature	Title

/s/ Brian P. Campbell Brian P. Campbell	President, Chief Executive Officer, Chief Financial Officer and Director (Principal Executive Officer and Principal Financial Officer)

/s/ Kenneth W. Crawford Kenneth W. Crawford	Vice President and Corporate Controller (Principal Accounting Officer)

/s/ David A. Brandon David A. Brandon	Director

/s/ Timothy J. O’Donovan Timothy J. O’Donovan	Director

/s/ James O’Leary James O’Leary	Director

/s/ Thomas C. Sullivan Thomas C. Sullivan	Director